Exhibit 23.3

CONSENT OF INDEPENDENT VALUATION FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Mobile Mini, Inc. (the “Company”) of the references to our Valuation Reports relating to the estimation of the net orderly liquidation value of the Company’s rental fleet appraised as of September 30, 2015 included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2015, and to references to our firm’s name therein.

Gordon Brothers-AccuVal

/s/ William R. Corwin
William R. Corwin, ASA, CEA Director, Machinery & Equipment June 28, 2016